UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 23, 2013

1ST CONSTITUTION BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-32891	22-3665653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2650 Route 130 P.O. Box 634, Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 655-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 23, 2013, shareholders of 1st Constitution Bancorp (the “Company”) voted to approve the 1st Constitution Bancorp 2013 Equity Incentive Plan (the “Plan”). The Plan became effective on May 23, 2013 and provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units or such other awards as the Compensation Committee (the “Committee”) may determine to employees of the Company or any subsidiary or affiliate,  consultants or other persons who provide substantial services to the Company or a subsidiary or affiliate, or certain prospective employees.

A total of 369,000 shares have been reserved and are available for delivery in connection with awards under the Plan; however, the total number of shares which may be issued and delivered in connection with awards that are granted as incentive stock options (“ISOs”) is limited to 200,000. Shares delivered under the Plan shall be authorized and unissued shares, or treasury shares, or partly out of each, as shall be determined by the Board of Directors of the Company. Shares subject to an award under the Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the participant will again be available for awards, but with respect to shares reserved and available for ISOs, only to the extent consistent with applicable regulations relating to ISOs under the Internal Revenue Code of 1986, as amended.

The Plan contains customary anti-dilution provisions pursuant to which the Committee may, in such manner as it may deem equitable, make certain adjustments in the event of a stock dividend, stock split, recapitalization or other similar transaction, including adjustments to the aggregate number of shares that may be issued under the Plan and the number of shares available for grant as ISOs. The Committee intends to make this adjustment for future annual stock dividends issued to holders of the Company’s common stock. The Company has historically issued annual stock dividends to holders of its common stock.

This summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is incorporated by reference herein. A copy of the Plan and a more detailed summary of the Plan can also be found in our proxy statement for the 2013 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 11, 2013.

ITEM 5.07  Submission of Matters to a Vote of Security Holders.

The 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company was held on Thursday, May 23, 2013.

There were present at the Annual Meeting, in person or by proxy, shareholders holding an aggregate of 5,532,831 shares of Company common stock of a total number of 6,004,623 shares of Company common stock outstanding and entitled to vote at the Annual Meeting.

At the Annual Meeting, William M. Rue and Frank E. Walsh were re-elected as Class II directors of the Company to serve a term of three years to expire at the 2016 Annual Meeting of Shareholders or until their successors are duly elected and qualified.  The results of the election were as follows:

Nominee	For	Withheld	Broker Non-Votes
William M. Rue	3,539,278	144,998	1,848,555
Frank E. Walsh	3,622,845	61,431	1,848,555

Directors whose term of office continued following the meeting were Charles S. Crow, III, David C. Reed, John P. Costas and Robert F. Mangano.

A vote of the shareholders was taken at the Annual Meeting to approve The 1st Constitution Bancorp 2013 Equity Incentive Plan. The Plan was approved by the shareholders, with 3,208,678 shares voting in favor of the proposal and 473,153 shares voting against the proposal. There were 5,633 abstentions and 1,845,367 broker non-votes.

An advisory vote on executive compensation was taken at the Annual Meeting.  The proposal was approved by the shareholders, with 3,196,035 shares voting in favor of the proposal and 457,549 shares voting against the proposal. There were 29,200 abstentions and 1,850,047 broker non-votes.

A vote on the frequency of the advisory vote on executive compensation was taken at the Annual Meeting. The proposal received votes in the following manner, with a plurality of votes cast for once every year: 2,466,226 votes for “1 year,”; 264,181 votes for “2 years”; and 885,617 votes for “3 years”. There were 71,440 abstentions. In accordance with the Board of Directors’ recommendation and the voting results on this proposal, the Board has determined that the Company will initially hold an advisory vote on executive compensation annually.

A vote of the shareholders was taken at the Annual Meeting to approve a proposal to ratify the selection of ParenteBeard LLC as the independent registered public accounting firm of the Company for the Company’s 2013 fiscal year.  The proposal was approved by the shareholders, with 5,398,171 shares voting in favor of the proposal and 127,797 shares voting against the proposal. There were 6,863 abstentions and there were no broker non-votes.

ITEM 9.01 Financial Statements and Exhibits.

10.1	1st Constitution Bancorp 2013 Equity Incentive Plan, incorporated by reference to Appendix A of the Company’s proxy statement filed with the SEC on April 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST CONSTITUTION BANCORP

Date: May 24, 2013	By:	/s/ JOSEPH M. REARDON
		Name:	Joseph M. Reardon
		Title:	Senior Vice President and Treasurer